Filed Pursuant to Rule 424(b)3
Registration No. 333-112250

SUPPLEMENT DATED DECEMBER 9, 2004
(To Prospectus Supplement Dated December 3, 2004)

Bolivarian Republic of Venezuela
U.S.$500,000,000
9.375% Global Bonds due 2034

The prospectus supplement of the Bolivarian Republic of Venezuela dated December 3, 2004 (the “Prospectus Supplement”), in respect of its issuance of U.S.$500,000,000 9.375% Global Bonds due 2034, is hereby amended so that the final paragraph on page S-9 of the Prospectus Supplement is replaced in its entirety with the following:

On December 1, 2004, the National Assembly approved the Central Government budget for 2005. The approved budget was based on certain assumptions, including an average exchange rate of Bs. 2,150 = U.S.$1.00 and an average oil price per barrel of U.S.$23.00. Pursuant to applicable law, any change in the exchange rate will require the joint approval of the Ministry of Finance and Banco Central. To date, the Government has not made an official announcement of a specific devaluation or the timing of any such devaluation.